UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Veraz Networks, Inc.

(Name of Registrant as Specified In Its Charter)

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VERAZ NETWORKS, INC.

926 Rock Avenue

San Jose, CA 95131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 29, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Veraz Networks, Inc., a Delaware corporation (the “Company”). The meeting will be held on Friday, May 29, 2009 at 10:00 a.m. local time at our executive offices located at 926 Rock Avenue, San Jose, CA 95131, for the following purposes:

1. To elect the two nominees for director named in the accompanying proxy statement to hold office until our 2012 Annual Meeting of Stockholders and until their successors are elected and qualified.

2. To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.

3. To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 17, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on May 29, 2009 at 926 Rock Avenue, San Jose, CA 95131

The proxy statement and annual report to stockholders are available at http://bnymellon.mobular.net/bnymellon/vraz.

By Order of the Board of Directors

/s/ Albert J. Wood

Albert J. Wood

Secretary

San Jose, California

April 30, 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder

VERAZ NETWORKS, INC.

926 Rock Avenue

San Jose, CA 95131

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

MAY 29, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Veraz Networks, Inc. (the “Company” or “Veraz”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 30, 2009 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 17, 2009 will be entitled to vote at the annual meeting. On this record date, there were 43,325,831 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 17, 2009 your shares were registered directly in your name with Veraz’s transfer agent, BNY Mellon Shareowner Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 17, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors to hold office until the 2012 Annual Meeting of Stockholders and until their successors are elected and qualified; and

•	Ratification of the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of Veraz for its fiscal year ending December 31, 2009.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal No. 2, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 28, 2009 to be counted.

•

To vote on the Internet, go to http://www.proxyvoting.com/vraz to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 28, 2009 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Veraz Networks, Inc. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 17, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director and “For” the ratification of the Audit Committee’s selection of KPMG LLP as the independent registered public accounting firm of Veraz for its fiscal year ending December 31, 2009. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 926 Rock Avenue, San Jose, CA 95131.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2009, to our Corporate Secretary at 926 Rock Avenue, San Jose, CA 95131. However, if our annual meeting of stockholders is not held between April 30, 2009 and June 29, 2009, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials.

If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, the proposal must be received by our Corporate Secretary at 926 Rock Avenue, San Jose, CA 95131, between January 30, 2010 and March 1, 2010; provided, however, that if our annual meeting of stockholders is not held between April 30, 2009 and June 29, 2009, then the proposal must be received by our Corporate Secretary not earlier than one hundred twenty (120) days prior to such annual meeting and not later than ninety (90) days prior to such annual meeting or ten (10) days following the day on which public announcement of the date of such annual meeting is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to Proposal No. 2, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to approve each proposal?

•

For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

For the ratification of the selection by the Audit Committee of KPMG LLP as the independent registered public accounting firm of Veraz for its fiscal year ending December 31, 2009, a “For” vote from the majority of shares voting either in person or by proxy musty be received. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 43,325,831 shares outstanding and entitled to vote. Thus, the holders of 21,662,916 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of the fiscal year ending December 31, 2009.

What proxy materials are available on the internet?

The proxy statement and Annual Report are available at http://bnymellon.mobular.net/bnymellon/vraz.

PROPOSAL 1

ELECTION OF DIRECTORS

Veraz’s Board of Directors (the “Board”) is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board presently has six members. There are two directors in the class whose term of office expires at the 2009 Annual Meeting of Stockholders. Each of the nominees has been nominated for election by the Board upon recommendation by the Nominating Committee of the Board. Each of the nominees listed below is currently a director of the Company and were previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2012 Annual Meeting of Stockholders and until his successor is elected and qualified, or until the director’s death, resignation or removal. We encourage directors and nominees for director to attend the annual meeting. Messrs. Corey, Haque and Sabella attended the 2008 Annual Meeting of Stockholders. This is our second annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Veraz. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT

THE 2012 ANNUAL MEETING OF STOCKHOLDERS

Douglas A. Sabella

Douglas A. Sabella, age 51, has served as our President, Chief Executive Officer and a member of the Board since December 2004. From July 2003 to May 2004, Mr. Sabella was Chief Operating Officer of Terayon, Inc., a network equipment company. From March 2001 to April 2003, Mr. Sabella was President and Chief Operating Officer and a member of the board of directors for Tumbleweed Communications Corp., a provider of e-mail security software. From February 2000 to March 2001, Mr. Sabella was the President and Chief Executive Officer of Bidcom, Inc., a provider of collaboration software. From 1985 to February 2000, Mr. Sabella held various senior management positions at Lucent Technologies, a provider of telecommunications equipment.

Pascal Levensohn

Pascal N. Levensohn, age 48, has been a member of the Board since November 2001. Mr. Levensohn is the Founder and Managing Partner of San Francisco-based Levensohn Venture Partners LLC, a venture capital firm focusing on investing in early stage software, semiconductor and communications companies, which he founded in 1996. Mr. Levensohn also currently serves on the following operating private company boards: ShotSpotter, a gunshot location and detection solutions provider; Reconnex, a data loss prevention security appliance company; Akros Silicon, a power over ethernet semiconductor solutions provider; and Ubicom, Inc., a microprocessor company that develops processors specifically architected to deliver multimedia content for the digital home. He also serves as the chairman of the board of directors of Consolidated IP Holdings, Inc., a company holding rights to various intellectual property portfolios in the telecommunications industry. Mr. Levensohn is a director of the National Venture Capital Association.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Bob L. Corey

Bob L. Corey, age 57, has been a member of the Board since May 2006. Mr. Corey has been an independent management consultant since January 2006. From May 2003 to January 2006, he served as Executive Vice President and Chief Financial Officer of Thor Technologies, Inc., a provider of enterprise provisioning software that was acquired by Oracle Corporation in November 2005. From May 2000 to August 2002, prior to joining Thor Technologies, Inc., Mr. Corey served as Executive Vice President and Chief Financial Officer of Documentum, Inc., a provider of enterprise content management software. From May 1998 to April 2000, Mr. Corey served as Senior Vice President of Finance and Administration and Chief Financial Officer for Forte Software, Inc., a provider of software development tools and services, and in February 1999, Mr. Corey was elected to its board of directors. Mr. Corey also serves on the board of directors of Extreme Networks, Inc., a provider of network infrastructure solutions and services, Interwoven, Inc., a provider of enterprise content management solutions and AmberPoint, Inc., a provider of service oriented architecture management software.

Promod Haque

Promod Haque, age 60, has served as the chairman of the Board since July 2001. Mr. Haque has been a Managing Partner of Norwest Venture Partners since 1990, focusing on investments in semiconductor and components, systems software and services. Mr. Haque also serves on the board of directors of Adventity, a provider of Knowledge Process Outsourcing to the Financial Services Industry, AmberPoint, Inc., a provider of service oriented architecture visibility, management and security software, Cast Iron Systems, Inc., a provider of integration appliances, Cyan Optics, a provider of advanced technology systems for communication service provider networks, FireEye, Inc., a provider of network access control solutions and services, Persistent Systems, a provider of outsourced software product development, Sulekha Private Ltd., an online interactive website for Indian communities worldwide, Sonoa Systems, Inc., a provider of IT infrastructure solutions and services, Veveo.TV, Inc., a provider of content solutions and services to carriers and service providers, Virtela Communications, Inc., a provider of virtual network operating company, Yatra, an Indian online travel company, Appnomic Systems, an infrastructure management services (IMS) company, Innovative Design Engineering Animation, a one-stop product development and animation consultancy, and Vanu, Inc., the first commercially available software radio access network (RAN).

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Dror Nahumi

Dror Nahumi, age 46, has been a member of the Board since November 2004. Mr. Nahumi has been with Norwest Venture Partners since September 2008. Prior to September 2008, Mr. Nahumi served as Chief Technology Officer of ECI Telecom Ltd., a supplier of networking infrastructure for carrier and service provider networks, since June 2004. He was nominated to the position of Executive Vice President and Chief Strategy Officer of ECI Telecom Ltd. in January 2006. From May 2002 to February 2004, Mr. Nahumi was the CEO of Axonlink, an optical components company. During the period of July 1997 to January 2001, Mr. Nahumi served in the positions of General Manager, and later as President of I-Link, a software solution provider. Mr. Nahumi joined I-Link after the acquisition of MiBridge, a VoIP software company that he founded and managed. Before founding MiBridge, Mr. Nahumi was a research engineer at AT&T Bell Labs, a technology company.

W. Michael West

W. Michael West, age 58, has been a member of the Board since November 2007. Mr. West has served as a director of Extreme Networks, Inc., a provider of network infrastructure solutions and services, since August 30, 2006 and as its chairman of the board of directors from September 2004 until October 2006. From June 2003 to July 2004, Mr. West served as director of Larscom Incorporated, a telecommunications equipment provider. From April 2002 to June 2003, Mr. West served as Chief Executive Officer of VINA Technologies, Inc., a telecommunications equipment provider, and served as its chairman of the board of directors from June 1999 to June 2003. From September 1997 to January 1998, Mr. West served as Executive Vice President for Lucent Technologies, a communications company. From February 1995 to July 1997, Mr. West was President, Chief Operating Officer and a director of Octel Communications, a telecommunications equipment provider, after having served as an Executive Vice President from September 1986 to February 1995. Mr. West held multiple positions at Rolm Corp, a telecommunications company, from 1979 to September 1986, most recently as general manager of the National Sales Division.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with Veraz’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following five of our six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Corey, Mr. Haque, Mr. Levensohn, Mr. Nahumi and Mr. West. In addition, Giora Bitan was a member of our Board from December 2002 through his resignation from our Board on June 2, 2008. Mr. Bitan was an independent director within the meaning of the applicable Nasdaq listing standards. In making its determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company or had any material relationship with the Company other than as detailed below. Mr. Sabella, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. Prior to September 16, 2008, Mr. Nahumi was not an independent director by virtue of his employment with ECI Telecom Ltd. (“ECI”). Effective as of September 16, 2008, Mr. Nahumi resigned from his employment with ECI and at such time became an independent director.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met 15 times during 2008, either in person of via unanimous consent. All directors, except Mr. Bitan, attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were directors or committee members, respectively.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four committees: an Audit Committee, a Compensation Committee, a Nominating Committee and a Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2008 for each of the Board committees:

Name	Audit		Compensation		Nominating		Corporate Governance
Giora Bitan(2)			X
Bob L. Corey	X	*			X		X
Promod Haque	X		X	*	X	(3)
Pascal Levensohn	X		X				X	*
Dror Nahumi(1)
Douglas A. Sabella
W. Michael West			X		X	(3)	X

Total meetings in fiscal 2008	7		5		1		2

*	Committee Chairperson

(1)	Mr. Nahumi ceased to be a member of the Nominating Committee as of March 31, 2008.

(2)	Mr. Bitan resigned from the Board and the Compensation Committee effective as of June 2, 2008.

(3)	Effective as of February 13, 2009, the Board proposed and approved appointing Mr. West as Chairperson of the Nominating Committee replacing Mr. Haque as Chairperson.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the engagement of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent registered accounting firm, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee is composed of three directors: Messrs. Corey, Haque and Levensohn. The Audit Committee met seven times during 2008. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.veraznetworks.com.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has also determined that Mr. Corey qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Corey’s level of knowledge and experience based on a number of factors, including his formal education and experience as a senior executive officer with financial oversight functions.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management of the Company. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent accountants the independent accountant’s independence.

Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Audit Committee

Bob L. Corey

Promod Haque

Pascal Levensohn

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Messrs. Haque, Levensohn and West. Prior to his resignation, in June 2008, Mr. Bitan also served on the Compensation Committee. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met five times during 2008. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.veraznetworks.com.

The Compensation Committee of the Board acts on behalf of the Board to review and approve the Company’s overall compensation strategy and policies, including to:

•	review and approve corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management;

•	recommend to the Board for approval the compensation plans and programs for the Company;

•	establish policies with respect to equity compensation arrangements;

•

review and approve the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for the Company’s executive officers and other senior management;

•

recommend to the Board for determination and approval the compensation and other terms of employment of the Company’s chief executive officer and evaluate the chief executive officer’s performance in light of relevant corporate performance goals and objectives;

•	review and approve the individual and corporate performance goals and objectives of the Company’s other senior management;

•	recommend to the Board for determination and approval the compensation and other terms of employment of the other executive officers or senior management;

•

recommend to the Board the adoption, amendment and termination of the Company’s stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs and administer these plans; and

•	review and establish appropriate insurance coverage for the Company’s directors and executive officers.

The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

The Compensation Committee of the Board determines and recommends compensation awards for our executive officers. The processes used by the Compensation Committee for the consideration and determination of executive officer and director compensation consist of the following:

•	regular meetings of the Compensation Committee to review and evaluate compensation matters; and

•	analyzing third party survey data in connection with evaluation of compensation matters.

The Compensation Committee meets as often as it deems necessary and appropriate, but not less frequently than once each year to review the compensation and awards of the executive officers and other employees of the Company, and otherwise perform its duties under its charter. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the chief executive officer. The Compensation

Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The chief executive officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Compensation Committee to discharge his or her responsibilities hereunder. The Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors and consultants. In particular, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, chief executive officer or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense. The Compensation Committee has the authority to incur other reasonable expenditures for external resources that the Committee deems necessary or appropriate in the performance of its duties. The Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under the Company’s equity incentive plans to persons who are not (a) “Covered Employees” under Section 162(m) of the Code; (b) individuals with respect to whom the Company wishes to comply with Section 162(m) of the Code or (c) then subject to Section 16 of the Exchange Act.

The Compensation Committee purchased a third-party compensation survey that provides industry data to better inform its determination of the key elements of our compensation program. In setting compensation, the Compensation Committee has not historically reviewed the elements of its compensation as a whole. Instead, our Compensation Committee has endeavored to (1) set a base salary as low as reasonably possible while still attracting and retaining quality talent, (2) set variable compensation at a level such that annual cash compensation assuming achievement of aggressive corporate and individual goals will be consistent with the 50th to 75th percentile of annual cash compensation at comparable companies in our peer group, (3) offer a competitive benefits package, and (4) ensure employees have a meaningful equity stake in the Company so that when shareholder value is created, employees share in that value creation.

To provide additional information to support the Compensation Committee’s compensation decisions, our chief executive officer typically provides annual recommendations to the Compensation Committee and discusses with the Board the compensation and performance of all named executive officers, excluding himself. Our chief executive officer bases his recommendations in part upon annual performance reviews of our named executive officers, other than himself. The Compensation Committee evaluates our chief executive officer’s performance reviews of our other named executive officers and provides input to the chief executive officer regarding such reviews. Our chief executive officer’s compensation is determined by the Compensation Committee, which analyzes our chief executive officer’s performance.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2008 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s Compensation Committee consists of Messrs. Haque, Levensohn, West and Bitan, prior to his resignation in June 2008. Prior to establishing the Compensation Committee, our Board as a whole made decisions relating to compensation of our executive officers. No member of our Compensation Committee is currently or has been at any time an officer or employee of ours. No member of our Board or our Compensation Committee, nor any of our officers, serves or has served during the fiscal year ended December 31, 2008 as a member of the board of directors or compensation committee of any other entity that has one or more officers serving as a member of our Board or Compensation Committee.

Giora Bitan was a member of our Board from December 2002 through June 2008 and was a member of our Compensation Committee. Mr. Bitan served as Executive Vice President and Chief Financial Officer for ECI between August 2002 and February 2007, when he resigned.

Promod Haque has served as chairman of our Board since July 2001 and is a member of our Compensation Committee. Mr. Haque has served as a Managing Partner of Norwest Venture Partners since 1990 and serves on the board of directors of Persistent Systems Pvt. Ltd. (“Persistent”).

On October 1, 2003, we entered into a Contractor Agreement with Persistent (“Contractor Agreement”). Under the Contractor Agreement, Persistent provided independent contract research and development employees located at Persistent’s facility in Pune, India. At the end of the initial two-year period of the Contractor Agreement, we exercised our option under the contract to convert some of the Persistent employees performing services under the Contractor Agreement into full-time Veraz employees. Mr. Haque was not a member of the board of directors of Persistent when we entered into the Contractor Agreement with Persistent. Prior to selecting Persistent as our contractor, we solicited quotes and proposed terms from several vendors and reviewed those vendors based on a variety of criteria. We negotiated the terms and conditions with Persistent and based on that negotiation and a comparison of terms offered by other vendors, we believe that our agreement with Persistent was entered into on an arms-length basis.

In May of 2006, we entered into an addendum to the Contractor Agreement formalizing the transfer arrangements of certain employees of Persistent during the period ending in December 2006. In November of 2005, Mr. Haque joined the board of directors of Persistent when Norwest Venture Partners, with whom Mr. Haque is affiliated, made an equity investment in Persistent that resulted in Norwest owning greater than ten percent of Persistent’s outstanding capital stock. As part of the restructuring during the quarter ended September 30, 2008, we cancelled most of the contracted services with Persistent, but retained some services for a limited transition period. We anticipate terminating all services by December 31, 2009. In 2008, 2007 and 2006, we incurred related party research and development expenses to Persistent under the Contractor Agreement of $0.9 million, $1.9 million and $3.8 million, respectively. As of December 31, 2008 and 2007, we had related party payables to Persistent in the amount of approximately $37,000 and $0.4 million, respectively.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended 2008.

Compensation Committee

Promod Haque

W. Michael West

Pascal Levensohn

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating Committee

The Nominating Committee of the Board is responsible for:

•

identifying, reviewing and evaluating candidates to serve as directors of the Company, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board;

•

considering recommendations for Board nominees and proposals submitted by stockholders and establishing any policies, requirements, criteria and procedures, including policies and procedures to facilitate stockholder communications with the Board;

•	reviewing, discussing and assessing the performance of the Board, including Board committees;

•	making recommendations to the Board regarding the chairmanship and membership of the committees of the Board; and

•	reviewing the compensation paid to non-employee directors for their service on the Board and its committees and recommending any changes for approval by the Board.

The Nominating Committee is composed of three directors: Messrs. Corey, Haque and West. The Board has determined that Messrs. Corey, Haque, and West are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating Committee met once during the fiscal year. The Nominating Committee has adopted a written charter, which can be found on our website at at http://investor.veraznetworks.com/governance.cfm.

The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In fiscal 2008, the Nominating Committee did not pay a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: 926 Rock Avenue, San Jose, CA 95131, at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Nominating Committee has not received any such submission from a stockholder.

Corporate Governance Committee

The Corporate Governance Committee of the Board is responsible for overseeing all aspects of the Company’s corporate governance functions and making recommendations to the Board regarding corporate governance issues. For this purpose, the Corporate Governance Committee performs several functions, including:

•	developing a set of corporate governance principles for the Company;

•	overseeing and reviewing the processes and procedures used by the Company to provide information to the Board and its committees; and

•	reviewing with the chief executive officer the plans for succession to the offices of the Company’s chief executive officer and making recommendations to the Board.

The Corporate Governance Committee is composed of three directors: Messrs. Corey, West and Levensohn. All members of the Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Corporate Governance Committee met two times during the fiscal year. The Corporate Governance Committee has adopted a written charter, which can be found on our website at http://investor.veraznetworks.com/governance.cfm.

Stockholder Communications With The Board Of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to our Corporate Secretary at 926 Rock Avenue, San Jose, CA, 95131. Our Corporate Secretary will review each communication and distribute such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal or similarly unsuitable, in which case, the material will be excluded, with the provision that any communication that is filtered out shall be made available to any non-management director upon request. Further information is available on the Company’s website at www.veraznetworks.com.

Code Of Conduct and Ethics

The Company has adopted the Veraz Networks, Inc. Code of Conduct and Ethics that applies to all officers, directors and employees. The Code of Conduct and Ethics is available on our website at www.veraznetworks.com. If the Company makes any substantive amendments to the Code of Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Conduct and Ethics by posting such information on our website at the address and the locations specified above.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and has further directed that management submit the selection of KPMG LLP as our independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited the Company’s financial statements since January 2006. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2008 and December 31, 2007, by KPMG LLP, our independent registered public accounting firm.

	Fiscal Year Ended (in thousands)
	2008	2007
Audit Fees	$1,557	$2,459
Audit-Related Fees	—	—
Tax Fees	130	48
All Other Fees	—	—

Total Fees	$1,687	$2,507

Audit Fees. Consists of fees billed for professional services rendered for the audit of the Company’s financial statements and the review of interim financial statements and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. The fiscal year 2007 amount includes $1.5 million for services rendered in connection with our initial public offering.

Audit-Related Fees. During the fiscal years ended December 31, 2008 and December 31, 2007, no audit related fees were billed by KPMG LLP.

Tax Fees. Consists of fees billed for professional services related to tax compliance, tax planning and tax advice.

All Other Fees. During the fiscal year ended December 31, 2008, includes fees for services provided by KPMG LLP in connection with the SEC investigation as described more fully in our Annual Report on Form 10-K for the year ended December 31, 2008. During the fiscal year ended December 31, 2007, no fees were billed by KPMG LLP other than as set forth under “Audit Fees,” and “Tax Fees” above. All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy to approve in advance the engagement of the independent registered public accounting firm for all audit services and non-audit services; provided, however, that the Audit Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that (a) such policies and procedures are detailed as to the particular service and do not include delegation of the Audit Committee responsibilities to management, and (b) at its next scheduled meeting, the Audit Committee is informed as to each such service for which the independent registered public accounting firm is engaged pursuant to such policies and procedures. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, provided that the Audit Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (a) and (b) above.

The Audit Committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2008:

Name	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)
2006 Plan			320,161
Stock options	1,540,550	$1.83
Restricted stock units	1,616,030	$—
2001 Plan			0
Stock options	2,747,817	$1.70
2003 Plan			0
Stock options	1,806,056	$1.04
Equity compensation plans not approved by security holders	—	$—	0

Total	7,710,453	$1.54	320,161

(1)	In November 2001 and January 2003, we adopted the Veraz Networks, Inc. 2001 Stock Option Plan and the Veraz Networks, Inc. 2003 Stock Option Plan, respectively. In June 2006, we adopted the Veraz Networks, Inc. 2006 Equity Incentive Plan, or the 2006 Plan, which became effective upon the consummation of our initial public offering. As of December 31, 2008, an aggregate of 320,161 shares of our common stock remained available for issuance under the 2006 Plan.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 31, 2009 (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) each of those persons or groups of affiliated persons known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Entities Affiliated with ECI Telecom Ltd.(2) 30 Hasivim Street Petah Tikva 49133, Israel	11,078,890	25.6%
Entities Affiliated with Norwest Venture Partners(3) 525 University Avenue, Suite 800 Palo Alto, CA 94301	6,169,930	14.2%
Entities Affiliated with Battery Ventures(4) 930 Winter Street, Suite 2500 Waltham, MA 02451	3,637,780	8.4%
Entities Affiliated with Argonaut Holdings LLC(5) 6733 South Yale Tulsa, OK 74136	3,766,203	8.7%
Entities Affiliated with Liberty Mutual Insurance Company(6) 175 Berkeley Street Boston, MA 02117	2,563,192	5.9%
Entities Affiliated with Star Bay Partners, L.P.(7) 260 Townsend Street, Suite 600 San Francisco, CA 94107	2,357,015	5.4%
Entities Affiliated with Prescott Group Capital Management, LLC(8) 1924 South Utica, Suite 1120 Tulsa, OK 74104	3,740,029	8.6%
Douglas Sabella(9)	1,520,000	3.4%
Albert Wood(10)	174,999	*
Amit Chawla(11)	279,386	*
Pinhas Reich(12)	—	*
Israel Zohar(13)	152,344	*
Giora Bitan	10,000	*
Bob L. Corey(14)	50,520	*
Promod Haque(3)(15)	6,285,689	14.5%
Pascal Levensohn(7)(16)	2,473,410	5.7%
Dror Nahumi	—	*
W. Michael West(17)	29,374	*
William Rohrbach(18)	22,812	*
All executive officers and directors as a group (12 persons)	10,998,534	24.2%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 43,314,571 shares outstanding on March 31, 2009, adjusted as required by rules promulgated by the SEC.

(2)	Represents 10,942,196 shares held by ECI Telecom, Ltd. and 136,094 shares held by ECI Telecom NGTS Inc. ECI Telecom Ltd. and ECI Telecom NGTS Inc. have been acquired by affiliates of the Swarth Group and certain funds that have appointed Ashmore Investment Management Limited as their investment manager who maintains dispositive and/or voting power.

(3)	Represents 5,707,126 shares held by Norwest Venture Partner IX, L.P. (“NVP IX”), 102,806 shares held by NVP Entrepreneurs Fund IX, L.P. (“NEF IX”), and 359,998 shares held by Norwest Venture Partners VII-A, L.P. (“NVP VII”). Mr. Promod Haque, a director of the Company, is a managing partner of Genesis VC Partners IX, LLC (“Genesis”), which is the general partner of NVP IX and NEF IX and, as such, may be deemed to share voting and investment power over all of such shares and therefore may be deemed a beneficial owner of such shares. Mr. Haque is a managing partner of Itasca VC Partners VII-A, LLC (“Itasca”), which is the general partner of NVP VII and, as such, may be deemed to share voting and investment power over all of such shares and therefore may be deemed a beneficial owner of such shares. Mr. Haque disclaims beneficial ownership of shares held by NVP IX, NEF IX and NVP VII, except to the extent of his direct pecuniary interest therein.

(4)	Represents 3,294,828 shares held by Battery Ventures V, L.P. (“BV5”), 191,584 shares held by Battery Ventures Convergence Fund, L.P. (“BVCF”), 65,162 shares held by Battery Investment Partners V, LLC (“BIP5”), and 86,206 shares held by Battery Management Company, LLC (“BMC”). BV5, BVCF and BIP5 are part of an affiliated group of investment partnerships and limited liability companies commonly controlled by Battery Ventures. Mr. Morgan Jones, a former director of the Company, is a Member Manager of Battery Ventures and may be deemed to share dispositive and voting power over the shares held by BV5, BVCF and BIP5. Mr. Jones disclaims beneficial ownership of the shares held by BV5, BVCF and BIP5, except to the extent of his pecuniary interest therein. Messrs. Richard D. Frisbie, Oliver D. Curme, Thomas J. Crotty and Kenneth P. Lawler are the sole managing members of Battery Partners V, LLC, the sole general partner of BV5. Messrs. Frisbie, Curme and Crotty are the sole managing members of BIP5. Messrs. Frisbie, Curme, Crotty, and Lawler are the sole managing members of Battery Convergence Partners, LLC, the sole general partner of BVCF. Messrs. Frisbie, Curme, Crotty, Lawler, Jones, Scott R. Tobin and Mark H. Sherman are the sole managing members of BMC

(5)	Argonaut Holdings, LLC, a limited liability company, is managed by Argonaut Private Equity LLC, a limited liability company. Jason Martin and Steven Mitchell are managers, and George B. Kaiser is the majority owner, of Argonaut Private Equity, LLC. Jason Martin, Steven Mitchell and George B. Kaiser may be deemed to share dispositive and voting power over the shares, which are, or may be, deemed to be beneficially owned by Argonaut Holdings, LLC. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(6)	Includes 2,356,526 shares owned of record by Liberty Mutual Insurance Company (“LMIC”) and 206,666 shares owned of record by LMIA Coinvestment LLC (“LMIA”). LMIC is the sole member of LMIA. LMIA is governed by its board of directors which are appointed by LMIC.

(7)	Includes 915,523 shares owned of record by Star Bay Technology Ventures IV, L.P. (“SBTV”), 1,313,008 shares owned of record by Star Bay Partners, L.P. (“SBP”), 45,850 shares owned of record by Star Bay Associates Fund, L.P. (“SBA”), and 82,634 shared owned of record by Star Bay Entrepreneurs Fund, L.P. (“SBEF”). Pascal Levensohn, one of our directors, is the Managing Partner of Levensohn Venture Partners, LLC, which is the Managing Member of SBTV and SBP and the General Partner of SBA and SBEF. Mr. Levensohn is also the Managing Partner of Levensohn Capital Partners II LLC and APH Capital Management LLC, each the General Partner of SBTV and SBP. Mr. Levensohn may be deemed to share dispositive and voting power over the shares held by SBTV, SBP, SBA and SBEF. Mr. Levensohn disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(8)

Includes shares purchased by Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (collectively “Small Cap Funds”) through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott Master Fund”) of which Small Cap Funds are general partners. Prescott Group Capital Management, LLC (“Prescott Capital”) serves as the general partner of the Small Cap funds and may direct the Small Cap Funds, the general partners of Prescott Master Fund, to direct the vote and disposition of the shares held by the Prescott Master Fund. As a principal of Prescott Capital, Mr. Phil Frohlich may direct the vote and disposition of shares held by Prescott Master Fund.

(9)	Includes 1,470,000 shares issuable upon the exercise of options exercisable within 60 days after March 31, 2009.

(10)	Consists of 149,999 shares issuable upon the exercise of options exercisable within 60 days after March 31, 2009 and 25,000 shares issuable upon the vesting of restricted stock unit awards within 60 days after March 31, 2009.

(11)	Mr. Chawla’s employment with the Company terminated as of October 1, 2008.

(12)	Mr. Reich’s employment with the Company terminated as of September 30, 2008.

(13)	Consists of 152,344 shares issuable upon the exercise of options exercisable within 60 days after March 31, 2009.

(14)	Includes 40,520 shares issuable upon the exercise of options exercisable within 60 days after March 31, 2009 and 834 shares issuable upon the vesting of restricted stock unit awards within 60 days after March 31, 2009.

(15)	Includes 105,759 shares issuable upon the exercise of options exercisable within 60 days after March 31, 2009 and 834 shares issuable upon the vesting of restricted stock unit awards within 60 days after March 31, 2009.

(16)	Includes 12,395 shares issuable upon the exercise of options exercisable within 60 days after March 31, 2009.

(17)	Includes 10,208 shares issuable upon the exercise of options exercisable within 60 days after March 31, 2009 and 2,500 shares issuable upon the vesting of restricted stock unit awards within 60 days after March 31, 2009.

(18)	Includes 14,062 shares issuable upon the exercise of options exercisable within 60 days after March 31, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

During fiscal 2007, Norwest Venture Partners IX, L.P. timely reported all transactions but, due to an administrative error, reported an incorrect number of shares owned by NVP Entrepreneurs Fund IX, L.P. This error was corrected by filing an amended Form 4 report on March 13, 2008.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers, their ages and their positions as of March 31, 2009, are as follows:

Name	Age	Position(s)
Douglas A. Sabella*	50	President, Chief Executive Officer and Director
Albert J. Wood	52	Chief Financial Officer
William R. Rohrbach	60	Vice President of Worldwide Sales
Israel Zohar	56	Vice President, Global Operations

*	Mr. Sabella’s biography can be found under the section entitled “Proposal 1: Election of Directors.”

Albert J. Wood has served as our Chief Financial Officer since April 2005. From October 2002 to November 2004, Mr. Wood served as Chief Financial Officer of PalmSource, a provider of operating system software for handheld devices and from December 2002 to November 2004 served as their Treasurer. From March 2001 to October 2002, Mr. Wood was Chief Financial Officer of Insignia Solutions, Inc., a provider of Java virtual machine software. From June 1999 to March 2001, Mr. Wood was the Chief Financial Officer of Cohera Solutions, a catalog management and content integration software provider acquired by PeopleSoft, Inc. in August 2001.

William R. Rohrbach has served as our Vice President of Worldwide Sales since July 2008. From August 2007 to July 2008, Mr. Rohrbach served as our Vice President of Strategy and Business Development. From November 2004 to August 2007, Mr. Rohrbach was Vice President and Key Account Manager for the Verizon Group at LM Ericsson, a telecommunications equipment company. From November 2003 to November 2004, Mr. Rohrbach was Vice President North American Sales at Terayon Inc., a provider of network equipment to the cable industry. Prior to joining Terayon, Mr. Rohrbach spent more than 30 years at AT&T and Lucent Technologies where he held a variety of Executive positions in Product Management, Sales and Business Development.

Israel Zohar has served as our Vice President, Global Operations of Veraz Networks, Inc. since December 2002. In 2001, he served as head of the VoIP business unit in ECI’s NGTS subsidiary. At the end of 2001, he was nominated to be the Chief Operating Officer of the NGTS.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program

We have adopted a compensation program designed to align all employee compensation with our corporate goal of becoming the leading global provider of next generation networking solutions to service providers. In order to meet our corporate goal, we have adopted a corporate compensation philosophy of offering employees a competitive total compensation plan designed to meet our goals of attracting, retaining and motivating highly skilled employees. Our Board, together with the Compensation Committee, has designed our total compensation program to include four primary components: (i) base pay, (ii) variable pay, (iii) equity-based compensation and (iv) benefits. Each component of our compensation program is designed to address certain compensation objectives each of which is more fully described below under the heading “Elements of Our Executive Compensation Program.”

Determination of Compensation

Our Board has delegated to our Compensation Committee the primary authority to determine and recommend to our Board compensation awards available to our executive officers. Our Compensation Committee generally consults third-party compensation surveys that provide industry data to better inform its determination of the key elements of our compensation program. In the first half of 2008, the Compensation Committee utilized data from a Radford International Benchmark Survey in order to determine competitive salary and target bonus levels. This industry data consists of salaries and other compensation paid by companies in our peer group, as described below, to executives in positions comparable to those held by our named executive officers. Our Compensation Committee uses this industry data to develop a compensation program that it believes will enable us to effectively compete for new employees and retain existing employees, including our executive officers. In setting compensation, the Compensation Committee has not historically reviewed the elements of its compensation as a whole. Instead, our Compensation Committee has endeavored to (1) set a base salary as low as reasonably possible while still attracting and retaining quality executive talent, (2) set variable compensation at a level such that annual cash compensation assuming achievement of aggressive corporate and individual goals will be consistent with the 50th to 75th percentile of annual cash compensation at comparable companies in our peer group, (3) offer a competitive benefits package, and (4) ensure our executive officers have a meaningful equity stake in the Company so that when shareholder value is created, executive officers share in that value creation.

To provide additional information to support the Compensation Committee’s compensation decisions, our chief executive officer typically provides annual recommendations to the Compensation Committee and discusses with the Board and the Compensation Committee the compensation and performance of all named executive officers, excluding himself. Our chief executive officer bases his recommendations in part upon annual performance reviews of our named executive officers. The Compensation Committee evaluates our chief executive officer’s performance reviews of our named executive officers and provides input to the chief executive officer regarding such reviews. Our chief executive officer’s compensation is determined by the Compensation Committee, which analyzes our chief executive officer’s performance. Our chief executive officer does not participate in any discussions of his own compensation.

Compensation Benchmarking and Peer Group

Neither the Board nor the Compensation Committee has retained a compensation consultant to review our policies and procedures with respect to executive compensation. However, we have targeted compensation structures for our named executive officers to be between the 50th and 75th percentile of compensation paid to executive officers performing similar job functions at a peer group of leading private and public telecommunications products and services companies. Our Compensation Committee believes that this approach allows us to provide a compensation structure that will be sufficiently competitive to attract and retain talented executives. The Radford Benchmark Survey we utilized generated a peer group that consists of 25 leading telecommunications products and services companies in the United States, the vast majority of which have employees of 500 or less and annual revenues between $40 million and $200 million. The U.S. companies are: @Road, Applied Signal Technology, Avanex, BCGI, Bigband Networks, Bookham Technology, Calix, Cantata Technology, Carrier Access, Catapult Communications, Emcore, Endwave, Globalstar, Ixia, LGC Wireless, Netopia, Novatel Wireless, Pac-West Telecomm, Proxim Wireless, Sierra Wireless America, Sunrise Telecom, Symmetricom, Telephia, Terayon Communication Systems and Xicom Technology. The Israeli companies are: Cadence Design Systems, Juniper Networks, Partner-Israel, BMC Software, Network Appliance, BCGI and RAD Data Communications. We believe that this peer group is representative of companies in our geographic locations that compete for executives with similar skills and experience as our named executive officers. As part of this assessment, our Compensation Committee evaluates the financial and market performance of each of these companies and attempts to structure our compensation program to be competitive with companies with similar financial and market successes.

In order to retain and incentivise key executive officers, our Compensation Committee may, however, determine that it is in our best interests to offer total compensation packages to our named executive officers that may deviate from the general principle of targeting total compensation at the level for our peer group. Actual pay for each named executive officer is determined based on his position in the company compared with comparable positions provided to us in the industry data, his individual performance and our annual performance.

Elements of Our Executive Compensation Program

The individual elements of our executive compensation program serve to satisfy this larger goal in specific ways as described below.

Base Pay

We design base pay to provide the essential reward for an employee’s work, and is required to be competitive in attracting talent. Once base pay levels are initially determined, increases in base pay are provided to recognize an employee’s specific performance achievements. Consistent with our total compensation philosophy, we implement a “pay for performance” approach that provides higher levels of base compensation to individual employees whose results merit greater rewards. Our managers typically make performance assessments throughout the year, and provide ongoing feedback to employees, provide resources and maximize individual and team performance levels.

We believe that providing our named executive officers with compensation that is generally between the 50th and 75th percentile of base salaries of our peer group of companies, provides strong incentives for our executive officers to achieve our business objectives. While base salaries are not considered by the U.S. Internal Revenue Service to constitute performance-based compensation, each year we determine salary increases based upon the individual performance of the named executive officers as assessed by our Compensation Committee and our Board. We do not provide formulaic base salary increases to our named executive officers.

As of August 18, 2008, the base salary of Mr. Wood was increased to $295,000. This increase was intended to provide Mr. Wood with base salary compensation more closely comparable to the base salaries among peer group companies for executive officers performing similar functions. No other changes to the base pay for our executive officers were made in 2008. The Compensation Committee has not determined whether or when base pay changes may be made for our named executive officers for fiscal 2009.

Variable Pay

We also utilize various forms of variable compensation, including cash bonuses, commissions, and an incentive (MBO) plan that allow us to remain competitive with other companies while providing upside potential to those employees who achieve outstanding results.

Our Compensation Committee has the authority to determine the variable pay for our named executive officers but generally recommends to our Board the variable pay for the named executive officers. The variable pay component of our compensation program is intended to compensate named executive officers for achieving corporate and individual performance goals and for achieving what the Compensation Committee believes to be value-creating milestones. Variable pay is paid in cash in an amount reviewed and approved by our Compensation Committee and ordinarily, for all named executive officers other than Mr. Rohrbach, is paid in a single installment in the first quarter following the completion of a given fiscal year. As part of Mr. Rohrbach’s variable pay, he receives a commission check on a monthly basis for commissions relating to sales of our products.

Each named executive officer is generally eligible for variable pay up to an amount equal to a specified percentage of such executive officer’s salary. The target percentages are set at levels that, upon achievement of the target percentage, the Compensation Committee believes are likely to result in variable pay payments at or near the median for target bonus amounts for comparable companies in our peer group as described more fully above. The corporate performance goals and objectives and the individual performance goals and objectives of our named executive officers reviewed and approved by our Board and Compensation Committee for full payment of variable pay are sufficiently difficult that no named executive officer was able to achieve all of the individual and corporate goals and objectives in either 2007 or 2008. However, the policy of our Compensation Committee is to retain the sole discretion to increase or decrease the annual bonus paid to our named executive officers whether or not the performance goals and objectives were achieved. Following the end of each year our Compensation Committee determines the level of achievement for each corporate goal and value-creating milestone and awards credit for the achievement of these corporate goals or milestones as a percentage of the target variable pay. Final determinations as to variable pay levels are then based in part on the achievement of these corporate goals or milestones, as well as our assessment as to the overall success of our company and the development of our business, including each named executive officer’s role in our success considering specifically their demonstrated leadership, teamwork and the performance of their respective areas of responsibility. These corporate goals and milestones, and the proportional emphasis placed on each goal and milestone may vary, from time to time, depending on our overall strategic objectives, but relate generally to factors such as IP product revenue, DCME product revenue, services revenue, product development, sales goals, and improving our results of operations. In 2007 and 2008, the Compensation Committee utilized its discretion both to increase the compensation for executive officers who had not reached certain goals as well as to decrease the compensation for executive officers who had met or exceeded certain goals.

Prior to 2006, the Company did not have a formal bonus plan and any bonuses were determined in the sole discretion of the Compensation Committee. Our Compensation Committee established variable pay amounts to be paid in 2008 for performance in 2007 at up to 30% of base salary for Messrs. Wood, Chawla and Zohar, up to 40% of base salary for Mr. Sabella and $155,000 in commissions and performance bonuses for Mr. Reich. Our Compensation Committee established variable pay amounts to be paid in 2009 for performance in 2008 of up to 30% of base salary for Messrs. Chawla and Zohar, up to 35% of base salary for Mr. Wood, up to 40% of base salary for Mr. Sabella and $225,000 in commissions and performance bonuses for Mr. Rohrbach. The actual amount of variable pay for 2007 was determined on February 15, 2008 following a review of the achievement of overall corporate goals and milestones and each named executive officer’s individual performance and contribution. Each named executive officer’s variable pay is set forth below in the summary compensation table. Our Board and Compensation Committee in early 2008 determined that all company bonus plans (other than sales commission plans) were temporarily suspended. Neither the Compensation Committee nor the Board has determined whether or when the suspension of payments under the bonus plans will be lifted. Any bonuses that are paid for 2008 performance will be made upon special review of the Compensation Committee. No variable compensation was paid for 2008 performance other than to Mr. Wood and commissions to Mr. Rohrbach.

Equity-Based Compensation

We design equity-based compensation, including stock options, to ensure that we have the ability to retain talent over a longer period of time, and to provide optionees with a form of reward that aligns their interests with those of our stockholders. Employees whose skills and results we deem to be critical to our long-term success are eligible to receive higher levels of equity-based compensation. We believe that long-term performance is achieved through an ownership culture that encourages long term performance by our named executive officers through the use of stock-based awards. Our Board has adopted the Veraz Networks, Inc. 2006 Equity Incentive Plan, which permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards.

We do not have any written program, plan or obligation relating to the grant of equity compensation on specified dates. We intend, however, to grant stock options at regularly scheduled meetings of our Board. It is possible that we will establish programs or policies relating to our equity grant practices. The authority to make equity grants to our executive officers rests with our Board, although, as noted above, our Board does, in determining the grants of equity awards, consider the recommendations of our chief executive officer. Share options granted under our various share incentive plans generally have a four-year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of the grant. The exercise price of options granted under the share incentive plans is 100% of the fair market value of the underlying shares on the date of grant. Our share incentive plans are more fully described above in the section entitled “Equity Compensation Plan Information.”

With respect to newly-hired employees, our practice is typically to make stock grants at the first meeting of the Compensation Committee following such employee’s hire date. We do not have any program, plan or practice to time stock options grants in coordination with the release of material non-public information. We do not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation. Prior to our initial public offering, our Board determined the exercise price of stock options based on third-party valuation reports as of a date within six months of option grant date. Following our initial public offering, our Board determined the exercise price of stock options based on the closing price of our common stock on the date of grant.

In the future, the Compensation Committee expects that any equity awards made to executives will be made on dates determined well in advance of the expected grant date.

The equity position of our named executive officers were also reviewed during 2008 and the Compensation Committee determined that the equity held by all named executive officers except Messrs. Wood and Chawla was appropriate for the positions and tenure with the Company. Based on its review, the Compensation Committee awarded additional equity grants to Messrs. Wood and Chawla. The Compensation Committee has not yet considered whether or when equity grants may be made to our named executive officers for fiscal 2009.

The Compensation Committee, in addition to option grants, has also utilized restricted stock unit awards to grant Company equity to employees, including the named executive officers. Typically restricted stock unit awards vest over four years in annual installments. However, the Compensation Committee does not intend to use restricted stock unit awards as the primary equity compensation vehicle for named executive officers.

We have in the past and in the future will continue to evaluate our equity-based compensation practices, and, in particular, the form of equity awards that we grant to our executives, in light of accounting concerns, including the expensing of stock option awards under SFAS No. 123(R). We intend to evaluate the allocation of equity awards among the different forms of equity awards available in comparison to the peer group of companies discussed above and with consideration to restrictions imposed under Israeli tax and other applicable law.

Benefits

Our core benefits, such as our basic health benefits, 401(k) program and life insurance, are designed to provide a stable array of support to employees and their families throughout various stages of their careers, and are provided to all employees regardless of their individual performance levels.

Defined Contribution Plans. We sponsor a retirement and deferred savings plan for our eligible employees in the United States and Israel. The retirement and deferred savings plan is intended to qualify as a tax qualified plan under Section 401 of the United States Internal Revenue Code and similar Israeli tax laws. The retirement and deferred savings plan provides that each participant may contribute up to a statutory limit, which was $15,500 in calendar year 2008 for U.S. employees and subject to statutory limits under Israeli law. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held in trust and invested in accordance with the terms of the plan. The retirement and deferred savings plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. To date, we have not made any discretionary contributions or matching contributions to the retirement and deferred savings plan on behalf of participating employees.

Medical, Dental & Vision Insurance. We provide all employees, including named executive officers, their spouses and children with medical, dental and vision insurance. In the United States, we subsidize approximately 80% of each employee’s premium and each employee’s dependents’ premiums. In Israel, employees and employers each make contributions to the medical plan in accordance with Israeli law and additionally, employees may acquire private health insurance approximately half of which is subsidized by the Company.

Life, AD&D and Disability Insurance. We provide, at our cost, life, accidental death and dismemberment and disability insurance for our U.S. employees, including named executive officers resident in the United States. We provide, at our cost, disability insurance for our Israeli employees, including named executive officers resident in Israel.

Automobile Leasing Program. We provide all Israeli employees with the option to participate in a company-sponsored automobile leasing program. Our named executive officers located in Israel participate in this leasing program. Under this program, we pay the named executive officers’ lease payments, gas, maintenance, insurance and the cost of normal wear and tear of the vehicle over the life of the lease.

Israeli Employee Education Fund. We participate in an Israeli tax favored employee savings plan commonly known as an Employee Education Fund. Each of our employees in Israel is required to contribute 2% of their base salary to this savings plan and we contribute 6% of the employee’s base salary. After six years, the employee may withdraw the funds for educational or other purposes.

Employment and Change of Control Severance Arrangements

We have entered into employment agreements with our current executive officers, as further described below.

Douglas A. Sabella. We entered into an offer letter agreement with Mr. Sabella on November 17, 2004, which was subsequently amended on April 21, 2006 and had his salary increased again effective as of July 1, 2007. The offer letter, as amended, provides for an annual base salary of $300,000, as well as other customary benefits and terms. In addition, Mr. Sabella is entitled to receive an annual bonus of up to 40% of his annual salary, if he meets targets based on annual revenues and operating expenses, but, as discussed above, our Compensation Committee determined that for 2008 the bonus plan has been suspended and no bonus payments will be made for 2008 performance. Pursuant to the terms of the offer letter agreement, Mr. Sabella received a stock option to purchase 1,550,000 shares of our common stock at an exercise price of $1.04 per share. The option vested as to 25% of the shares underlying the option on December 1, 2005 and then vested in equal monthly installments over the next three years thereafter. For a description of the termination and change in control provisions of Mr. Sabella’s employment agreement, see “Potential Payments Upon Termination or Change in Control.”

Albert J. Wood. We entered into an offer letter agreement with Mr. Wood on April 13, 2005 which was subsequently amended on April 21, 2006 and had his salary increased again effective as of July 1, 2007 and was amended again as of September 8, 2008. The offer letter, as amended, provides for an annual base salary of $295,000, as well as other customary benefits and terms. In addition, Mr. Wood is entitled to receive an annual bonus, commencing in 2009, of up to 35% of his annual salary, but at least 30% of his annual salary, if he meets targets based on annual revenues and operating expenses. Notwithstanding the fact that our Compensation Committee determined that for 2008 the bonus plan was suspended the offer letter, as amended, provides for a one time bonus of $75,000 paid on January 31, 2009. Pursuant to the terms of the offer letter agreement, as amended, Mr. Wood received a stock option to purchase 299,999 shares of our common stock at an exercise price of $1.14 per share and a grant of 250,000 restricted stock units. The stock option vested as to 25% of the shares underlying the option on April 20, 2006 and then vested in equal monthly installments over the next three years thereafter. The restricted stock units vest as follows: 93,750 on each of August 18, 2009 and August 18, 2010 and 31,250 on each of August 18, 2011 and August 18, 2012. For a description of the termination and change in control provisions of Mr. Wood’s employment agreement, see “Potential Payments Upon Termination or Change in Control.”

William R. Rohrbach. We entered into an offer letter agreement with Mr. Rohrbach on August 1, 2007 and had his variable salary changed effective as of July 18, 2008. The offer letter, as amended, provides for an annual base salary of $225,000, as well as other customary benefits and terms. In addition, Mr. Rohrbach is entitled to receive commissions, commencing in July 2008 in an annual amount equal to $225,000 in accordance with our sales compensation plan based on annually assigned quotas. Pursuant to the terms of the offer letter agreement, as amended, Mr. Rohrbach received a grant of 35,000 restricted stock units. The restricted stock units vest in four equal annual amounts on the first, second and third anniversaries of Mr. Rohrbach’s hire date. For a description of the termination and change in control provisions of Mr. Rohrbach’s employment agreement, see “Potential Payments Upon Termination or Change in Control.”

Israel Zohar. We entered into an employment agreement with Mr. Zohar on January 1, 2003. The employment agreement, as amended, provides for an annual base salary of $150,000, as well as other customary Israeli benefits and terms. In addition, Mr. Zohar is entitled to receive an annual bonus of up to 30% of his gross salary, if he meets targets based on annual revenues and operating expenses, but our Compensation Committee determined that for 2008 the bonus plan was suspended and no bonus payments were made for 2008 performance. Pursuant to the terms of the employment agreement, Mr. Zohar received a stock option to purchase 174,844 shares of our common stock at an exercise price of $0.30 per share, all of which are vested. In addition, in May 2006, Mr. Zohar received a stock option to purchase 75,000 shares of our common stock at an exercise price of $1.80 per share. The option vests in equal monthly installments over the following four years commencing on May 15, 2007. For a description of the termination and change in control provisions of Mr. Zohar’s employment agreement, see “Potential Payments Upon Termination or Change in Control.”

Additionally, we had previously entered into employment agreements with each of Mr. Reich and Chawla, our former executive officers whose employment terminated during 2008. Each of these agreements were terminated during 2008. We entered into an employment agreement with Mr. Chawla on November 20, 2001. The employment agreement, as amended, provided for an annual base salary of $210,000, as well as other customary benefits and terms. In addition, Mr. Chawla was entitled to receive an annual bonus of up to 30% of his annual salary, if he met targets based on annual revenues and operating expenses, but our Compensation Committee determined that for 2008 the bonus plan has been suspended and any bonus payments that are made for 2008 performance would only be made upon special review and consideration by the Compensation Committee. Pursuant to the terms of the employment agreement, Mr. Chawla purchased 87,328 shares of our common stock at a purchase price of $0.01 per share. In addition, Mr. Chawla received a stock option to purchase 7,858 shares of our common stock at an exercise price of $0.30 per share, all of which vested and were exercised by Mr. Chawla. Mr. Chawla also received a stock option to purchase 254,500 shares of our common stock at an exercise price of $0.30 per share, all of which vested and were exercised by Mr. Chawla. Further, Mr. Chawla received a stock option to purchase 87,499 shares of our common stock at an exercise price of $1.80 per share which was cancelled following Mr. Chawla’s termination. This option vested in equal monthly installments over four years commencing on May 15, 2007.

We entered into an employment agreement with Mr. Reich on January 1, 2003. The employment agreement, as amended, provided for an annual base salary of $165,000, as well as other customary Israeli benefits and terms. Pursuant to the terms of the employment agreement, Mr. Reich received a stock option to purchase 139,890 shares of our common stock at an exercise price of $0.30 per share, all of which vested and were exercised by Mr. Reich. In November 2005, Mr. Reich received an additional option to purchase 20,000 shares of our common stock at an exercise price of $1.62 per share. In addition, in May 2006, Mr. Reich received a stock option to purchase 87,500 shares of our common stock at an exercise price of $1.80 per share. These options were all cancelled following Mr. Reich’s termination.

Each of named our executive officers has a provision in his employment agreement providing for certain severance benefits in the event of termination without cause, as well as a provision providing for the acceleration of his then unvested options in the event of termination without cause following a change in control of the Company. The Company has chosen to provide these benefits as it is necessary to remain competitive in the marketplace for executive level employees. These severance and acceleration provisions and certain estimates of these change of control and severance benefits are described in the section entitled “Potential Payments Upon Termination or Change in Control.”

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal year ended December 31, 2008 and 2007, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer, its two other most highly compensated executive officers at December 31, 2008 and two former executive officers who departed from the Company during fiscal year 2008 (the “Named Executive Officers”).

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards(1) ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Douglas A. Sabella	2008	300,000	—		—	(2)	—		65,869	(3)	365,869
President and Chief Executive Officer	2007	290,000	25,000	(4)	—	(2)	45,000	(5)	174,491	(6)	534,491
	2006	275,000	—		—	(2)	109,760		—		384,760

Albert J. Wood	2008	258,750	—		113,831		75,000	(7)	—		447,581
Chief Financial Officer	2007	231,000	—		—	(8)	45,000	(5)	272,813	(9)	548,813
	2006	222,500	—		—	(8)	99,863		—		322,363

Amit Chawla(10)	2008	157,500	—		256,714	(11)			68,653	(12)	482,867
Executive Vice President of Global Marketing	2007	202,500	—		100,522	(13)	45,000	(5)	12,891	(14)	360,943
	2006	195,000	—		60,979	(15)	62,998		—		318,977

Pinhas Reich(16)	2008	170,147	—		7,225	(17)	—		39,370	(18)	216,742
Vice President of Global Sales	2007	184,920	—		100,522	(19)	186,575	(20)	92,969	(21)	564,316
	2006	183,924	—		60,979	(22)	242,127		75,377	(23)	562,407

William R. Rohrbach(24)	2008	225,000	—		59,450	(25)	—		115,775	(26)	400,225
Vice President of Worldwide Sales	2007	83,789	48,362	(27)	17,490	(28)	50,000		—		199,641

Israel Zohar(29)	2008	185,028	—		80,682	(30)	—		98,426	(31)	364,436
Vice President of Global Operations	2007	150,511	—		86,188	(32)	35,000	(5)	95,750	(33)	367,449
	2006	143,694	—		52,268	(34)	41,752		81,047	(35)	318,761

(1)

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123(R)”), using the prospective transition method, which requires us to apply the provisions of SFAS No. 123(R) only to new awards granted, and to awards modified, repurchased or cancelled, after the effective date. The dollar amount in this column reflects the compensation expense reported by us calculated in accordance with

SFAS No. 123(R), using Black-Scholes-Merton option pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Prior to January 1, 2006, the Company accounted for options granted to employees and directors using the intrinsic-value based method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB25”), and Financing Accounting Standards Board (“FASB”) Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25 (“FIN 44”), and had adopted the disclosure only provisions of SFAS No. 123 Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-Based—Compensation Transition and Disclosure using the minimum value method.

Assumptions used in the calculation of these amounts are included in Note 2(t), “Stock-Based Compensation” and Note 14, “Stockholders’ Equity,” in our notes to consolidated financial statements as set forth in our annual report on Form 10-K for fiscal year ended December 31, 2007 as filed with the SEC on March 14, 2008, or in Note 10, “Stock-Based Compensation” and Note 12, “Stockholders’ Equity,” in our notes to consolidated financial statements as set forth in our annual report on Form 10-K for fiscal year ended December 31, 2008 as filed with the SEC on March 13, 2009. These amounts do not purport to reflect the value that could be recognized by the Named Executive Officers upon sale of the underlying securities.

(2)	The compensation expense incurred by us in fiscal year 2008 and 2007 in connection with the option grant to Mr. Sabella to purchase up to 1,550,000 shares of common stock on January 10, 2005 was accounted for under APB25.

(3)	Consists of $113,600 gain from exercise and subsequent disqualifying disposition of 20,000 options under a same-day-sale transaction offset by $47,731 paid by Mr. Sabella to us for disgorgement of profits from such same-day-sale.

(4)	Consists of a one-time discretionary cash bonus award in the amount of $25,000 for performance in fiscal 2007.

(5)	Year-end bonuses for the performance of these officers during 2007 were determined by our Compensation Committee on February 15, 2008 and subsequently paid.

(6)	Includes $161,600 gain from exercise and subsequent disqualifying disposition of 40,000 options under a same-day-sale transaction and $12,891 assessed income attributed to the attendance of Mr. Sabella’s wife at the Veraz President’s Club sales award event.

(7)	Consists of a one-time bonus for 2008 performance guaranteed in Mr. Wood’s amended employment letter from August 2008 and paid in February 2009.

(8)	The compensation expense incurred by us in fiscal years 2008 and 2007 in connection with the option grant to Mr. Wood to purchase up to 299,999 shares of common stock on April 20, 2005 was accounted for under APB25.

(9)	Includes $259,922 gain from exercise of non-qualified stock options and $12,891 assessed income attributed to the attendance of Mr. Wood’s wife at the Veraz President’s Club sales award event.

(10)	Mr. Chawla’s employment with us terminated as of October 1, 2008.

(11)	Consists of $117,609 representing the compensation expense incurred by us in fiscal year 2008 in connection with the option grant to Mr. Chawla to purchase up to 87,500 shares of common stock on May 8, 2006 and $139,105 representing the compensation expense incurred by us in fiscal year 2008 in connection with a restricted stock unit award of 50,000 shares of common stock on January 31, 2008, each as calculated in accordance with SFAS No. 123(R).

(12)	Consists of $52,500 paid as severance pursuant to a termination agreement with Mr. Chawla and $16,153 in accrued but unused paid time off on Mr. Chawla’s date of termination.

(13)	Consists of $100,552, representing the compensation expense incurred by us in fiscal year 2007 in connection with the option grant to Mr. Chawla to purchase up to 87,499 shares of common stock on May 8, 2006, calculated in accordance with SFAS No. 123(R).

(14)	Consists of $12,891 assessed income attributed to the attendance of Mr. Chawla’s wife at the Veraz President’s Club sales award event.

(15)	Consists of $60,979, representing the compensation expense incurred by us in fiscal year 2006 in connection with the option grant to Mr. Chawla to purchase up to 87,499 shares of common stock on May 8, 2006, calculated in accordance with SFAS No. 123(R). The compensation expense incurred by us in fiscal year 2006 in connection with the option grant to Mr. Chawla to purchase up to 254,500 shares of common stock on March 4, 2003 was accounted for under APB25.

(16)

Mr. Reich’s employment as Vice President of Global Sales with us terminated as of April 15, 2008 and Mr. Reich continued to provide consulting services to us through September 30, 2008 at which time Mr. Reich’s continuous service with us terminated. All payments made to Mr. Reich in New Israeli shekels were converted into dollars at the annual average exchange rate for the relevant fiscal year.

(17)	Consists of $7,225 representing the compensation expense incurred by us in fiscal year 2008 in connection with the option grant to Mr. Reich to purchase up to 87,500 shares of common stock on May 8, 2006, as calculated in accordance with SFAS No. 123(R).

(18)	Includes $13,183 paid for health and welfare benefits for Mr. Reich, including manager’s insurance, private health insurance, social security, disability and convalescence; $9,785 for automobile related expenses pursuant to the Company’s automobile leasing program; $13,237 contributed to a severance fund which is mandated by Israeli law; $2,957 contributed to an Israeli tax-exempt employee education fund on behalf of Mr. Reich; and $209 in meals and traditional holiday gifts.

(19)	Consists of $100,552, representing the compensation expense incurred by us in fiscal year 2007 in connection with the option grant to Mr. Reich to purchase up to 87,500 shares of common stock on May 8, 2006, calculated in accordance with SFAS No. 123(R). The compensation expense incurred by us in fiscal year 2007 in connection with the option grants to Mr. Reich to purchase up to 20,000 shares of common stock on November 17, 2005 was accounted for under APB25.

(20)	Consists of sales commissions earned in 2007.

(21)	Includes $15,313 paid for health and welfare benefits for Mr. Reich, including manager’s insurance, private health insurance, social security, disability and convalescence; $11,387 for automobile related expenses pursuant to the Company’s automobile leasing program; $15,402 contributed to a severance fund which is mandated by Israeli law; $3,440 contributed to an Israeli tax-exempt employee education fund on behalf of Mr. Reich; $539 in meals and traditional holiday gifts; and $46,969 in available accrued vacation.

(22)	Consists of $60,979, representing the compensation expense incurred by us in fiscal year 2006 in connection with the option grant to Mr. Reich to purchase up to 87,500 shares of common stock on May 8, 2006, calculated in accordance with SFAS No. 123(R). The compensation expense incurred by us in fiscal year 2006 in connection with the option grants to Mr. Reich to purchase up to 20,000 shares of common stock on November 17, 2005 and 90,084 shares of common stock on March 24, 2003 was accounted for under APB25.

(23)	Includes $12,730 paid for health and welfare benefits for Mr. Reich, including manager’s insurance, private health insurance, social security, disability and convalescence; $11,000 for automobile related expenses pursuant to the Company’s automobile leasing program; $14,180 contributed to a severance fund which is mandated by Israeli law; $3,352 contributed to an Israeli tax-exempt employee education fund on behalf of Mr. Reich; $532 in meals and traditional holiday gifts; and $33,583 in available accrued vacation.

(24)	Mr. Rohrbach joined Veraz in 2007 and therefore received no compensation in fiscal 2006.

(25)	Consists of $53,761 representing the compensation expense incurred by us in fiscal year 2008 in connection with a restricted stock unit award made to Mr. Rohrbach for 35,000 restricted stock units on August 29, 2007 and $5,689 representing the compensation expense incurred by us in fiscal year 2008 in connection the option grant to Mr. Rohrbach to purchase up to 75,000 shares of common stock on August 26, 2008, each as calculated in accordance with SFAS No. 123(R).

(26)	Consists of sales commissions earned in 2008.

(27)	One-time bonus paid to Mr. Rohrbach at the time he joined us in 2007.

(28)	Consists of $17,490 representing the compensation expense incurred by us in fiscal year 2008 in connection with a restricted stock unit award made to Mr. Rohrbach for 35,000 restricted stock units on August 29, 2007 as calculated in accordance with SFAS No. 123(R).

(29)	All payments made to Mr. Zohar in New Israeli shekels were converted into dollars at the annual average exchange rate for the relevant fiscal year.

(30)	Consists of $7,225 representing the compensation expense incurred by us in fiscal year 2008 in connection with the option grant to Mr. Reich to purchase up to 87,500 shares of common stock on May 8, 2006, as calculated in accordance with SFAS No. 123(R).

(31)	Includes $18,638 paid for health and welfare benefits for Mr. Zohar, including manager’s insurance, private health insurance, social security, disability and convalescence; $15,413 contributed to a severance fund which is mandated by Israeli law; $13,877 contributed to an Israeli tax-exempt employee education fund on behalf of Mr. Zohar; $2,718 for automobile related expenses pursuant to the Company’s automobile leasing program; $822 in meals and traditional holiday gifts; and $46,957 in available accrued vacation.

(32)	Consists of $86,188, representing the compensation expense incurred by us in fiscal year 2007 in connection with the option grant to Mr. Zohar to purchase up to 75,000 shares of common stock on May 8, 2006, calculated in accordance with SFAS No. 123(R).

(33)	Includes $15,682 paid for health and welfare benefits for Mr. Zohar, including manager’s insurance, private health insurance, social security, disability and convalescence; $12,538 contributed to a severance fund which is mandated by Israeli law; $11,289 contributed to an Israeli tax-exempt employee education fund on behalf of Mr. Zohar; $11,387 for automobile related expenses pursuant to the Company’s automobile leasing program; $601 in meals and traditional holiday gifts; and $44,254 in available accrued vacation.

(34)	Consists of $52,268, representing the compensation expense incurred by us in fiscal year 2006 in connection with the option grant to Mr. Zohar to purchase up to 75,000 shares of common stock on May 8, 2006, calculated in accordance with SFAS No. 123(R). The compensation expense incurred by us in fiscal year 2006 in connection with the option grants to Mr. Zohar to purchase up to 125,038 shares of common stock on March 24, 2003 was accounted for under APB25.

(35)	Includes $15,215 paid for health and welfare benefits for Mr. Zohar, including manager’s insurance, private health insurance, social security, disability and convalescence; $11,969 contributed to a severance fund which is mandated by Israeli law; $10,777 contributed to an Israeli tax-exempt employee education fund on behalf of Mr. Zohar; $11,000 for automobile related expenses pursuant to the Company’s automobile leasing program; $398 in meals and traditional holiday gifts; and $31,687 in available accrued vacation.

GRANTS OF PLAN-BASED AWARDS IN 2008

The following table shows for the fiscal year ended December 31, 2008, certain information regarding grants of plan-based awards to the Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS TABLE—FISCAL 2008

Name	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1) Target ($)		All Other Stock Awards Number of Shares of Stock or Units (#)		All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Mr. Sabella	120,000		—		—	—	—
Mr. Wood	103,250		50,000	(2)	—	—	$243,000
			250,000	(3)			$175,000
Mr. Chawla	—	(4)	50,000	(2)			$243,000
Mr. Reich	—	(4)	—		—	—	—
Mr. Rohrbach	112,500	(5)	—		75,000	$1.44
Mr. Zohar	45,000		—		—	—	—

(1)	These columns set forth the target amounts of each Named Executive Officer’s annual cash bonus awarded for the year ended December 31, 2008 under our annual cash bonus award program. The actual cash bonus awards earned for the year ended December 31, 2008 for each Named Executive Officer are set forth in the “2008 Summary Compensation Table” above. As such, the amounts set forth in these columns do not represent additional compensation earned by the Named Executive Officers for the year ended December 31, 2008. For a description of our annual cash bonus award program, see “Compensation Discussion and Analysis.” Mr. Sabella’s target bonus is 40% of his base salary, Mr. Wood’s target bonus is 35% of his base salary, Mr. Zohar’s target bonus is equal to 30% of his base salary. Bonus targets for Messrs. Chawla and Reich have been excluded from the above table as they had terminated their employment prior to December 31, 2008.

(2)	Consists of a restricted unit award made on January 31, 2008 that was to vest in two equal installments of 25,000 shares on each of January 31, 2009 and January 31, 2010. Vesting of 25,000 shares was accelerated to October 1, 2008 in accordance with Mr. Chawla’s termination agreement and the remaining 25,000 shares were cancelled as of Mr. Chawla’s termination date.

(3)	Restricted stock units vest in four installments as follows: (a) 93,750 on each of August 18, 2009 and August 18, 2010; and (b) 31,250 on each of August 18, 2011 and August 18, 2012.

(4)	Mr. Chawla’s and Mr. Reich’s employment terminated on October 1, 2008 and September 30, 2008, respectively, and therefore no bonus for fiscal year 2008 was available.

(5)	Represents commissions for sales and additional bonuses to be paid upon the achievement of all goals and objectives.

(6)	Options were granted with an exercise price equal to 100% of the fair market value on the date of grant, which was determined by reference to the closing sales price of our common stock on the trading date immediately prior to the grant date.

(7)	Represents the grant date fair value of each award determined in accordance with SFAS 123(R). The grant date fair value is generally the amount that the Company would expense in its financial statements over the award’s vesting period.

The amount of salary and bonus in proportion to total compensation in 2008 varied by executive but was consistent with the Compensation Committee’s objectives with respect to executive compensation. See “Compensation Discussion and Analysis” above for a discussion of our annual bonus structure and other elements of compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2008, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Mr. Sabella	355,028	—		$1.04	01/10/2015
	1,114,972	—		$1.04	01/10/2015

Mr. Wood	87,718	17,544	(1)	$1.14	04/20/2015
	37,280	7,457	(1)	$1.14	04/20/2015
	—	50,000	(2)	$0.00
	—	250,000	(3)	$0.00

Mr. Chawla	40,101	47,398		$1.80	05/08/2016

Mr. Reich

Mr. Rohrbach	8,750	26,250	(4)	$0.00
	6,250	68,750	(5)	$1.44	08/26/2018

Mr. Zohar	114,844	—		$0.30	03/24/2013
	29,687	45,313	(6)	$1.80	05/08/2016

(1)	Each option vests and becomes exercisable over four years with 1/4th of the shares vesting on the first anniversary of the vesting commencement date and 1/48th of the shares vesting each month thereafter. Mr. Sabella’s vesting commencement date was December 1, 2004, and Mr. Wood’s vesting commencement date was April 20, 2005.

(2)	Restricted Stock Units vest in two equal installments of 25,000 each on January 31, 2009 and January 31, 2010.

(3)	Restricted Stock Units vest in four installments as follows: (a) 93,750 on each of August 18, 2009 and August 18, 2010; and (b) 31,250 on each of August 18, 2011 and August 18, 2012.

(4)	Restricted Stock Units vest in four equal installments of 8,750 each on August 17, 2008, August 17, 2009, August 17, 2010 and August 17, 2011.

(5)	Each option vests and becomes exercisable in equal installments on a monthly basis over 48 months commencing on September 26, 2008.

(6)	Each option vests and becomes exercisable in equal installments on a monthly basis over 48 months commencing on May 15, 2007.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended December 31, 2008, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Mr. Sabella	10,000	$38,100
	10,000	$34,600
	20,000	$41,000

Mr. Wood	—	—

Mr. Chawla	10,000	$28,200
	10,000	$23,800
	300	$90
	15,000	$7,091
	227,058	$18,165

Mr. Reich	10,000	$27,600
	10,000	$27,300
	10,000	$27,300
	2,175	$5,177
	17,631	$16,215
	6,600	$2,564
	11,100	$868
	72,384	$5,747

Mr. Rohrbach	8,750	$11,200

Mr. Zohar	35,000	$95,550
	14,806	$35,238
	10,194	$24,262

(1)	The value realized on exercise is the difference between the exercise price of each option exercised and the closing price of our common stock on the date of exercise multiplied by the number of shares underlying each option exercised, and does not represent actual amounts received by the Named Executive Officer as a result of the option exercises.

POST-EMPLOYMENT COMPENSATION

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

See disclosure in “Potential Payments Upon Termination or Change in Control” for a description of other post-employment compensation payable to our Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

None of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into employment agreements with certain of our Named Executive Officers that require us to make payments upon termination or constructive termination either before or after a change in control of the Company. These arrangements are discussed below. In order to be eligible for any benefits, our executives must be terminated without “cause” or voluntarily terminate their employment for “good reason” and will be required to sign a standard release agreement releasing claims against us and agreeing to the continued applicability of confidentiality and intellectual property agreements. We have selected this trigger as we feel it is a customary term of executive employment at comparable companies in our peer group. Additionally, we have provided enhanced benefits in the event that our executives are terminated within 12 months following a change in control. We believe that the enhanced benefits provided following a change in control are necessary to ensure that we can secure the service of our executives up to and through any potential change in control transaction. Unless otherwise indicated in the descriptions below, in each of these employment agreements, (1) “cause” is defined as one or more of the following events: (i) executive’s conviction of a felony, (ii) executive’s commission of any act of fraud with respect to the Company, (iii) any intentional misconduct by executive that has a materially adverse effect upon our business that is not cured by executive within 30 days of a written notice, (iv) a breach by executive of any of executive’s fiduciary obligations as an officer that has a materially adverse effect upon our business that is not cured by executive within 30 days of a written notice, or (v) executive’s willful misconduct or gross negligence in performance of his duties, including executive’s refusal to comply in any material respect with the legal directives of such executive’s superior so long as such directives are not inconsistent with executive’s position or duties, that are not cured by executive within 30 days of a written notice; (2) “good reason” is defined as any one of the following events, which occurs without the executive’s consent: (i) reduction of the executive’s then current base salary, (ii) any material diminution of the executive’s duties, responsibilities or authority (excluding certain specific situations), or (iii) any requirement that the executive relocate to a work site more than 25 miles from our current location; and (3) “change in control” is defined as any of the following: (i) a sale or other disposition of all or substantially all the assets of the Company, (ii) a merger or other reorganization, in which our shareholders immediately prior to such transaction own less than 50% of the voting power of the surviving corporation, or (iii) any transaction or series of transactions, in which in excess of 50% of the Company’s voting power is transferred.

Douglas A. Sabella

The compensation payable to Mr. Sabella in the event of the termination of his employment agreement with us varies depending on the nature of the termination.

In the event that Mr. Sabella resigns for good reason or is terminated without cause, Mr. Sabella is entitled to receive severance payments from the Company equal to 12 months of his then-current base salary payable in a lump sum payment and the payment of any and all bonuses that are due or payable at the time of such termination. In the event such resignation for good reason or termination without cause occurs within 12 months following a change in control, the vesting of Mr. Sabella’s stock options, granted pursuant to his employment agreement, shall also be accelerated in full.

Pursuant to his agreement, Mr. Sabella is subject to customary nondisclosure, confidentiality, non-competition covenants and a non-solicitation covenant that remains in effect during the term of employment and for one year following termination of employment.

If Mr. Sabella had been terminated on December 31, 2008, without cause or resigned for good reason, Mr. Sabella would have received from the Company a severance payment of $300,000 equal to Mr. Sabella’s base salary. No bonus would be payable. If Mr. Sabella had been terminated on December 31, 2008, without cause or resigned for good reason and a change of control had occurred during 2008, Mr. Sabella would have been entitled to accelerated vesting of all his outstanding stock options. Mr. Sabella, however, would have received no additional compensation under his employment agreement because the grant price of his stock options was below the fair market value of our common stock as of December 31, 2008.

Albert J. Wood

The compensation payable to Mr. Wood in the event of the termination of his employment agreement with us varies depending on the nature of the termination.

In the event that Mr. Wood resigns for good reason or is terminated without cause, Mr. Wood is entitled to receive severance payments from the Company equal to twelve months of his then-current base salary payable in a lump sum payment. In the event such resignation for good reason or termination without cause occurs within twelve months following a change in control, the vesting of Mr. Wood’s stock options, granted pursuant to his employment agreement, shall also be accelerated in full.

Pursuant to his agreement, Mr. Wood is subject to customary nondisclosure, confidentiality, non-competition covenants and a non-solicitation covenant that remains in effect during the term of employment and for one year following termination of employment.

If Mr. Wood had been terminated on December 31, 2008, without cause or resigned for good reason, Mr. Wood would have received a severance payment from the Company of $295,000 equal to Mr. Wood’s base salary. No bonus would be payable. If Mr. Wood had been terminated on December 31, 2008, without cause or resigned for good reason and a change of control had occurred during 2008, Mr. Wood would have also been entitled to accelerated vesting of all his outstanding options and restricted stock unit awards. Mr. Wood, however, would have received no additional compensation under his employment agreement for stock options because the grant price of his stock options was below the fair market value of our common stock as of December 31, 2008. Mr. Wood would have received additional compensation totaling $123,000 for acceleration of his restricted stock unit awards based on the $0.41 fair market value of our stock as of December 31, 2008.

William R. Rohrbach

The compensation payable to Mr. Rohrbach in the event of the termination of his employment agreement with us varies depending on the nature of the termination.

In the event that Mr. Rohrbach resigns for good reason or is terminated without cause, Mr. Rohrbach is entitled to receive severance payments from the Company equal to six months of his then-current base salary payable in a lump sum payment, plus reimbursement for continuing coverage for Mr. Rohrbach and his dependants under the Veraz plans pursuant to Mr. Rohrbach’s COBRA election. In the event such resignation for good reason or termination without cause occurs within twelve months following a change in control, the vesting of Mr. Rohrbach’s stock options, granted pursuant to his employment agreement, shall also be accelerated in full.

Pursuant to his agreement, Mr. Rohrbach is subject to customary nondisclosure, confidentiality, non-competition covenants and a non-solicitation covenant that remains in effect during the term of employment and for one year following termination of employment.

If Mr. Rohrbach had been terminated on December 31, 2008, without cause or resigned for good reason, Mr. Rohrbach would have received a severance payment from the Company of $112,500 equal to six months’ base salary. Mr. Rohrbach also would have been entitled to reimbursement of COBRA premiums and if Mr. Rohrbach elected to cover his family under such COBRA, the value of coverage would be 12,468. If Mr. Rohrbach had been terminated on December 31, 2008, without cause or resigned for good reason and a change of control had occurred during 2008, Mr. Rohrbach would have also been entitled to accelerated vesting of all his outstanding options and restricted stock unit awards. Mr. Rohrbach, however, would have received no additional compensation under his employment agreement for stock options because the grant price of his stock options was below the fair market value of our common stock as of December 31, 2008. Mr. Rohrbach would have received additional compensation totaling $10,763 for acceleration of his restricted stock unit award based on the $0.41 fair market value of our stock as of December 31, 2008

Israel Zohar

The compensation payable to Mr. Zohar in the event of the termination of his employment agreement with us varies depending on the nature of the termination.

In the event that Mr. Zohar resigns for good reason or is terminated without cause within eighteen months of a change in control, Mr. Zohar is entitled to receive severance payments equal to six months of his then-current base salary payable monthly, continuation of medical benefits for a period of six months and full acceleration of the vesting on his then-outstanding options and other stock awards, provided that such acceleration shall not result in Mr. Zohar having unvested shares in an amount less than the amount that would vest over the 12 month period following such termination. Mr. Zohar’s agreement defines change in control to mean any one of the following: (i) sale or other disposition of all or substantially all of the assets of the Company, (ii) a merger in which the Company is not the surviving corporation, (iii) a reverse merger involving the Company, in which the Company is the surviving corporation, but the shares of common stock of the Company are converted into other form of property, (iv) an acquisition by a person or group of people of more than 50% of securities of the Company representing at least 50% of the voting power, entitled to vote on election of directors, or (v) in the event that the individuals who are, as of the effective date of such transaction, members of our Board cease to constitute at least 50% of our Board, provided, however, that new members that were elected by the vote of at least 50% of the original Board shall be deemed to be part of the original Board. Mr. Zohar’s agreement defines cause as circumstances in which the Company is not required under the law to provide prior notice before terminating his employment, including each one of the following cases: (i) the Company has reasonable suspicion of a criminal offence having being committed in connection with Mr. Zohar’s employment or the commission of an offense which contains an element of infamy, (ii) Mr. Zohar’s breach of his duty of trust towards the Company or taking an action in conflict of interests, (iii) Mr. Zohar’s breach of his covenants of confidentiality, non-competition, and protection of intellectual property, which has not been amended within ten days after a written notice, or (iv) causing damage maliciously or negligently to our property.

Pursuant to Mr. Zohar’s agreement termination by either party requires prior written notice of 90 days, unless such termination is conducted in circumstances that do not require prior notice under Israeli law.

Pursuant to his agreement, Mr. Zohar is subject to customary nondisclosure, confidentiality and non-competition covenant and a non-solicitation covenant that remains in effect during the term of employment.

If Mr. Zohar had been terminated on December 31, 2008, he would have been entitled to prior written notice of 90 days and would have been entitled to continue to receive from the Company the benefits of his employment including salary and vesting of his options during this 90 day period. The Company would have the option to pay Mr. Zohar in lieu of notice. The value of 90 days of salary would be $45,623 and the value of 90 days of benefits would be $12,867. If Mr. Zohar had been terminated on December 31, 2008, without cause or resigned for good reason and a change of control had occurred during the preceding 18 months, Mr. Zohar would have been entitled to severance as follows: (i) six months of salary with a value of $92,514, which would have been payable in six monthly installments of $15,419 each; (ii) six months continuing coverage under the Company’s health, dental and vision plans which has a total value of $9,319; and (iii) accelerated vesting of all his outstanding equity awards. Mr. Zohar, however, would have received no additional compensation under his employment agreement for stock options because the grant price of his stock options was below the fair market value of our common stock as of December 31, 2008.

Amit Chawla

Mr. Chawla’s employment terminated on October 1, 2008. Pursuant to an agreement with Mr. Chawla, Mr. Chawla received his base salary of $17,500 per month for six months following his date of termination. Mr. Chawla also was to be reimbursed for COBRA expenses and had all outstanding equity awards that would have vested within six months of his date of termination accelerated such that they became immediately vested and exercisable. Mr. Chawla’s agreement contained a standard release of all claims against the Company and required Mr. Chawla to continue to cooperate with the Company regarding matters relating to Mr. Chawla’s employment.

DIRECTOR COMPENSATION

We currently provide cash compensation at a rate of $10,000 per year to each non-employee director who joined the Board after January 1, 2006 for his services as a director. We also pay the chairperson of the Audit Committee a retainer of $35,000 per year, and each of the chairpersons of the Compensation, Nominating and Corporate Governance Committees a retainer of $5,000 per year. We also pay each non-chair committee member a retainer of $5,000 per year. In addition, we reimburse our non-employee directors for all reasonable expenses incurred in attending meetings of the Board and its committees.

Our 2006 Equity Incentive Plan, 2006 Plan, provides for the automatic grant of options to purchase shares of common stock to our directors who are not our employees or consultants or who cannot exercise voting power over ten percent or more of our common stock. Under the current applicable provisions of the 2006 Plan any new non-employee director will receive an initial option to purchase 25,000 shares of common stock and each non-employee director will receive an annual option grant to purchase 20,000 shares of our common stock. Prior to May 31, 2008, the number of shares subject to these initial option grants was 15,000 shares and the number of shares subject to these annual option grants was 5,000 shares, but our Board increased the amounts of these grants to their current levels effective May 31, 2008. Initial grants and annual grants vest in equal monthly installments over 48 months.

In addition, restricted stock unit awards to purchase up to 10,000 shares of our common stock were granted to each of Messrs. Corey, Haque and West in connection with additional committee services performed by them during fiscal 2008. Mr. West was also granted an additional restricted stock unit award to purchase up to 10,000 shares of our common stock in connection with his agreement to provide additional advisory services to our chief executive officer beyond the ordinary scope of his board membership.

Mr. Sabella, our President and Chief Executive Officer, is not separately compensated for his services as a member of the Board.

The following table shows for the fiscal year ended December 31, 2008 certain information with respect to the compensation of all non-employee directors of the Company:

DIRECTOR COMPENSATION FOR FISCAL 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)		Option Awards(1)(2) ($)		Total ($)
Giora Bitan(3)	—	—		$19,700		$19,700
Bob L. Corey	$50,000	$7,908	(4)	$75,652	(5)	$133,560
Promod Haque	—	$7,908	(6)	$25,040	(7)	$32,948
Pascal Levensohn	—	—		$25,040	(8)	$25,040
Dror Nahumi	—	—
W. Michael West	$25,000	$24,813	(9)	$14,235	(10)	$64,048

(1)

Effective January 1, 2006 we adopted the fair value recognition provisions of SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123(R)”), using the prospective transition method, which requires us to apply the provisions of SFAS No. 123(R) only to new awards granted, and to awards modified, repurchased or cancelled, after the effective date. The dollar amount in this column reflects the compensation expense reported by us calculated in accordance with SFAS No. 123(R), using Black-Scholes-Merton option pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Prior to January 1, 2006, the Company accounted for options granted to employees and directors using the intrinsic-value based method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB25”), and Financing Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25, and had adopted the disclosure only provisions of SFAS No. 123 Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-Based—Compensation Transition and Disclosure using the minimum value method.

Assumptions used in the calculation of these amounts are included in Note 2(t), “Stock-Based Compensation” and Note 14, “Stockholders’ Equity,” in our notes to consolidated financial statements as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the SEC on March 12, 2009. These amounts do not purport to reflect the value that could be recognized by our non-employee directors upon sale of the underlying securities.

The grant date fair value for each stock option awarded to our non-employee directors during the year ended December 31, 2008 is set forth in the table below entitled “2008 Grants of Options and Stock Awards to Directors.

(2)	The following stock options were outstanding as of December 31, 2008: Mr. Corey, 72,500; Mr. Haque, 128,364; Mr. Levensohn, 35,000; and Mr. West, 35,000. Mr. West also had 20,000 restricted stock units outstanding as of December 31, 2008. Messrs. Corey and Haque each had 10,000 restricted stock units outstanding as of December 31, 2008.

(3)	Mr. Bitan resigned from the Board on June 2, 2008. At the time of Mr. Bitan’s resignation, no shares underlying Mr. Bitan’s option had vested, and due to his resignation, all shares underlying Mr. Bitan’s option expired.

(4)	Represents the compensation expense incurred by us in fiscal year 2008 in connection with the restricted stock unit award to Mr. Corey to purchase up to 10,000 shares of common stock on August 26, 2008 as calculated in accordance with SFAS No. 123(R).

(5)	Consists of $50,612, $21,807 and $3,233 representing the compensation expense incurred by us in fiscal year 2008 in connection with the option grants to Mr. Corey to purchase up to 37,500 shares of common stock on May 8, 2006, 15,000 shares of common stock on April 4, 2007 and 20,000 shares on May 30, 2008, in each case, calculated in accordance with SFAS No. 123(R).

(6)	Represents the compensation expense incurred by us in fiscal year 2008 in connection with the restricted stock unit award to Mr. Haque to purchase up to 10,000 shares of common stock on August 26, 2008 as calculated in accordance with SFAS No. 123(R).

(7)	Consists of $21,807 and $3,233, representing the compensation expense incurred by us in fiscal year 2008 in connection with the option grant to Mr. Haque to purchase up to 15,000 shares of common stock on April 4, 2007, and the option grant to purchase up to 20,000 shares of common stock on May 30, 2008, each calculated in accordance with SFAS No. 123(R).

(8)	Consists of $21,807 and $3,233, representing the compensation expense incurred by us in fiscal year 2008 in connection with the option grant to Mr. Levensohn to purchase up to 15,000 shares of common stock on April 4, 2007, and the option grant to purchase up to 20,000 shares of common stock on May 30, 2008, each calculated in accordance with SFAS No. 123(R).

(9)	Consists of $12,173 and $12,640, representing the compensation expense incurred by us in fiscal year 2008 in connection with the restricted stock unit award to Mr. West to purchase up to 10,000 shares of common stock on November 29, 2007 and the restricted stock unit award to Mr. West to purchase up to 20,000 shares of common stock on August 26, 2008, in each case, calculated in accordance with SFAS No. 123(R).

(10)	Consists of $11,002, and $3,233 representing the compensation expense incurred by us in fiscal year 2008 in connection with the option grants to Mr. West to purchase up to 15,000 shares of common stock on November 29, 2007 and 20,000 shares on May 30, 2008, in each case, calculated in accordance with SFAS No. 123(R).

Grants of Options and Stock Awards to Directors

The following table sets forth each grant of options and each restricted stock award to our non-employee directors during 2008 under our 2006 Plan, together with the exercise price per share and grant fair value of each award computed in accordance with SFAS No. 123(R) using the Black-Scholes-Merton model. The restricted stock units granted to Mr. West will become exercisable over a four-year period with one quarter of the shares subject to the restricted stock unit grant vesting on each of the first, second, third and fourth anniversaries of the vesting commencement date. The options granted to Mr. West will become exercisable as to 25% of the shares subject to the option upon Mr. West’s one year of continuous services measured from the date of grant and the remaining shares in a series of 36 successive equal monthly installments measured from the first anniversary of the date of grant. The options granted to all other directors will become exercisable in a series of 48 successive equal monthly installments measured from the date of grant. The exercise price per share of all restricted stock units and options granted under the 2006 Plan is equal to the fair market value of a share of our common stock on the date of grant. Restricted stock units and options granted under the 2006 Plan have a maximum exercise term of ten years after the date of grant, subject to earlier termination upon a participant’s cessation of continuous service.

2008 GRANTS OF OPTIONS AND STOCK AWARDS TO DIRECTORS

Name	Option Awards				Stock Awards
	Grant Date	Options Granted in 2008 (#)	Option Exercise Price ($)	FAS123(R) Grant Date Fair Value of Option Award ($)	Grant Date	Stock Awards Granted in 2008 (#)	Stock Award Exercise Price ($)	FAS123(R) Grant Date Fair Value of Stock Award ($)
Giora Bitan	05/30/2008	20,000	$1.92	$22,900	06/02/2008	10,000	$0.00	$19,700
Bob L. Corey	05/30/2008	20,000	$1.92	$22,900	08/26/2008	10,000	$0.00	$14,400
Promod Haque	05/30/2008	20,000	$1.92	$22,900	08/26/2008	10,000	$0.00	$14,400
Pascal Levensohn	05/30/2008	20,000	$1.92	$22,900		—	—	—
Dror Nahumi(1)	05/30/2008	20,000	$1.92	$22,900		—	—	—
W. Michael West	05/30/2008	20,000	$1.92	$22,900	08/26/2008	20,000	$0.00	$28,800

(1)	Represents shares automatically granted following 2008 annual meeting of stockholders. Mr. Nahumi declined such shares immediately upon grant.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

Pursuant to our written Code of Conduct and Ethics, our executive officers and directors (or immediate family members or affiliates of our executive officers and directors) are not permitted to enter into any transactions with our company without the approval of either our Audit Committee, pursuant to the provisions set forth in the Audit Committee charter, or our Board. In approving or rejecting such proposed transactions, the Audit Committee or Board, as applicable, shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee or Board, as applicable, including but not limited to the risks, costs, benefits to the company, the terms of the transactions, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee and/or Board shall approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee or Board determines in the good faith exercise of its discretion. The Company has designated a compliance officer to generally oversee compliance with our Code of Conduct and Ethics.

All of the transactions described below were entered into prior to the adoption of our Code of Conduct and Ethics. Each of the transactions described below were, however, approved by the Board.

CERTAIN RELATED-PERSON TRANSACTIONS

Information required by this Item is incorporated by reference to information set forth in the section entitled “Compensation Committee Interlocks and Insider Participation.”

We have entered into employment agreements with our current executive officers, as further described in the section entitled “Employment and Change of Control Severance Arrangements.”

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Liberty International Underwriters, an affiliate of Liberty Mutual Insurance Company, a beneficial owner of more than five percent of our common stock, provided the first five million in Director and Officer Liability insurance for the period from April 2007 to April 2008 and for the period from April 2008 to April 2009. The total cost for this insurance was $145,000 and $100,000 for each period, respectively.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Veraz Networks stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Veraz Networks’ Corporate Secretary at 926 Rock Avenue, San Jose, CA 95131, or by telephone at (408) 750-9400. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the 2009 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Albert J. Wood

Albert J. Wood
Secretary

April 30, 2009

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008 is available without charge upon written request to: Corporate Secretary, Veraz Networks, Inc., 926 Rock Avenue, San Jose, CA 95131.

X

Please mark

your votes as

indicated in

this example

FOR

ALL

WITHHOLD

FOR ALL

*EXCEPTIONS

FOR AGAINST ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 1 AND 2.

_ FOLD AND DETACH HERE _

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked,

signed and returned your proxy card.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting.

If you vote your proxy by Internet or by telephone, you

do NOT need to mail back your proxy card.

OR

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of stockholders

The Proxy Statement and the 2008 Annual Report to

Stockholders are available at:

http://bnymellon.mobular.net/bnymellon/vraz

1. ELECTION OF DIRECTORS

INTERNET

http://www.proxyvoting.com/vraz

Use the Internet to vote your proxy.

Have your proxy card in hand when you

access the web site.

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote

your proxy. Have your proxy card in

hand when you call.

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

To vote by mail, mark, sign and date your proxy card and

return it in the enclosed postage-paid envelope.

VERAZ NETWORKS, INC.

2. Vote to ratify KPMG LLP as our Independent

registered public accounting firm

Nominees:

(INSTRUCTIONS: To withhold authority to vote for any

individual nominee, mark the “Exceptions” box above and

write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address

Change or Comments

SEE REVERSE

01 Douglas A. Sabella

02 Pascal Levensohn

48192

Will Attend Meeting YES

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

PROXY

VERAZ NETWORKS, INC.

Annual Meeting of Stockholders – May 29, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Eric C. Schlezinger and Albert J. Wood and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Veraz Networks, Inc.

Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held

May 29, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

_ FOLD AND DETACH HERE _

Address Change/Comments

(Mark the corresponding box on the reverse side)

You can now access your Veraz Networks, Inc. account online.

Access your Veraz Networks, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Veraz Networks, Inc. now makes it easy and convenient to get current information on your stockholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

48192

(Continued and to be marked, dated and signed, on the other side)